                                                                     EXHIBIT 2.1




                            STOCK PURCHASE AGREEMENT


                                      AMONG


                         UPGRADE CORPORATION OF AMERICA,


                             SOFTBANK HOLDINGS INC.,


                           SB HOLDINGS (EUROPE) LTD.,


                        CUSTOMERONE HOLDING CORPORATION,

                                       AND

                              SSG ACQUISITION CORP.





                            DATED SEPTEMBER 30, 1998

                                TABLE OF CONTENTS

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                                                 ARTICLE I

                                                DEFINITIONS

SECTION 1.1.   Definitions .........................................................................    2


                                                ARTICLE II

                                            THE STOCK PURCHASES

SECTION 2.1.   Stock Purchases .....................................................................   10


                                                ARTICLE III

                                          POST-CLOSING ADJUSTMENT

SECTION 3.1.   Purchase Price Adjustments ..........................................................   10


                                                ARTICLE IV

                                     REPRESENTATIONS AND WARRANTIES OF
                                             SOFTBANK HOLDINGS

SECTION 4.1.   Organization and Qualification ......................................................   13
SECTION 4.2.   Authorization .......................................................................   13
SECTION 4.3.   No Violation ........................................................................   13
SECTION 4.4.   Capitalization of the Company and Ivy Group; Title to Shares ........................   14
SECTION 4.5.   Subsidiaries and Equity Investments .................................................   15
SECTION 4.6.   Consents and Approvals ..............................................................   16
SECTION 4.7.   Financial Statements ................................................................   16
SECTION 4.8.   Absence of Undisclosed Liabilities ..................................................   17
SECTION 4.9.   Absence of Certain Changes ..........................................................   17
SECTION 4.10.  Litigation ..........................................................................   18
SECTION 4.11.  Liens and Encumbrances ..............................................................   18
SECTION 4.12.  Certain Agreements ..................................................................   19
SECTION 4.13.  Employee Benefit Plans ..............................................................   19
SECTION 4.14.  Taxes ...............................................................................   20
SECTION 4.15.  Compliance with Applicable Law ......................................................   22
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                                       (i)
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SECTION 4.16.  Brokers' Fees and Commissions .......................................................   22
SECTION 4.17.  Proprietary Rights ..................................................................   22
SECTION 4.18.  Year 2000 Compliance ................................................................   24
SECTION 4.19.  Privacy Matters .....................................................................   24
SECTION 4.20.  Labor Relations .....................................................................   24
SECTION 4.21.  Insurance ...........................................................................   25
SECTION 4.22.  Real Estate .........................................................................   25
SECTION 4.23.  Personal Property ...................................................................   25
SECTION 4.24.  Environmental Matters ...............................................................   26
SECTION 4.25.  Customers and Suppliers .............................................................   26
SECTION 4.26.  Certain Business Practices; Potential Conflicts of Interest .........................   26
SECTION 4.27.  Tax Matters - United Kingdom ........................................................   27
SECTION 4.28.  Accounts Receivable .................................................................   30
SECTION 4.29.  Inventory ...........................................................................   30


                                                 ARTICLE V

                                            REPRESENTATIONS AND
                                 WARRANTIES OF CUSTOMERONE HOLDING AND SUB

SECTION 5.1.   Organization and Qualification ......................................................   31
SECTION 5.2.   Authorization .......................................................................   31
SECTION 5.3.   No Violation ........................................................................   31
SECTION 5.4.   Consents and Approvals ..............................................................   32
SECTION 5.5.   Brokers' Fees and Commissions .......................................................   32


                                                ARTICLE VI

                                                 COVENANTS

SECTION 6.1.   All Reasonable Efforts ..............................................................   32
SECTION 6.2.   Consents and Approvals ..............................................................   32
SECTION 6.3.   Public Announcements ................................................................   32
SECTION 6.4.   The Merger ..........................................................................   33
SECTION 6.5.   Professional Fees and Expenses ......................................................   33
SECTION 6.6.   Brokers' Fees and Commissions .......................................................   33
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                                      (ii)
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                                                ARTICLE VII

                                                  CLOSING
SECTION 7.1.   Closing .............................................................................   33
SECTION 7.2.   Actions of Softbank Holdings, Softbank Europe and the Company at the Closing ........   33
SECTION 7.3.   Actions of CustomerONE Holding and Sub at the Closing ...............................   35


                                               ARTICLE VIII

                                       SURVIVAL AND INDEMNIFICATION

SECTION 8.1.   Survival of Representations and Warranties ..........................................   35
SECTION 8.2.   Limitations on Liability ............................................................   35
SECTION 8.3.   Indemnification .....................................................................   36
SECTION 8.4.   Tax Indemnification .................................................................   38
SECTION 8.5.   Advancement of Expenses; Defense of Claims; Insurance and Tax Benefit Adjustment ....   39


                                                ARTICLE IX

                                         MISCELLANEOUS PROVISIONS

SECTION 9.1.   Amendment and Modification ..........................................................   41
SECTION 9.2.   Waiver of Compliance; Consents ......................................................   41
SECTION 9.3.   Validity ............................................................................   42
SECTION 9.4.   Expenses and Obligations ............................................................   42
SECTION 9.5.   Parties in Interest .................................................................   42
SECTION 9.6.   Tax Matters .........................................................................   42
SECTION 9.7.   Notices .............................................................................   46
SECTION 9.8.   Governing Law .......................................................................   47
SECTION 9.9.   Counterparts ........................................................................   47
SECTION 9.10.  Headings ............................................................................   47
SECTION 9.11.  Entire Agreement ....................................................................   47
SECTION 9.12.  Assignment ..........................................................................   48
SECTION 9.13.  Jurisdiction and Venue ..............................................................   48
SECTION 9.14.  Certain Interpretive Matters ........................................................   48
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                                      (iii)
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Exhibits

Exhibit A      Form of Certificate of Merger
Exhibit B-1    Form of Opinion of Sullivan & Cromwell
Exhibit B-2    Form of Opinion of Linklaters & Paines
Exhibit C      Form of Legal Opinion of Weil, Gotshal & Manges LLP



                                      (iv)

                            STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT (this "Agreement"), dated September 30, 1998, by and among Upgrade Corporation of America (d/b/a SOFTBANK Services Group), a Delaware corporation (the "Company"), SOFTBANK Holdings Inc., a Delaware corporation ("Softbank Holdings") that is the majority stockholder of the Company and a wholly-owned subsidiary of SOFTBANK Corp., a Japanese corporation ("Parent"), SB Holdings (Europe) Ltd., a company formed under the laws of England and Wales and a wholly-owned subsidiary of Parent ("Softbank Europe"), CustomerONE Holding Corporation, a Delaware corporation ("CustomerONE Holding"), and SSG Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CustomerONE Holding ("Sub"). The Company and its Subsidiaries (as hereinafter defined) and The Ivy Group Limited, a company formed under the laws of England and Wales and a wholly-owned subsidiary of Softbank Europe ("Ivy Group"), and its Subsidiaries are sometimes collectively referred to herein as the "SSG Companies".

                                    RECITALS:

                  WHEREAS, Softbank Holdings owns 11,279,128 shares of the Company's Common Stock, par value $0.01 per share (the "Company Common Stock"), representing 95.21% of the issued and outstanding shares of Company Common Stock, and 100,000 shares of the Company's Redeemable Preferred Stock (Series
1), par value $100.00 per share (the "Company Preferred Stock"), representing all of the issued and outstanding shares of Company Preferred Stock;

                  WHEREAS, Softbank Europe owns all of the issued and outstanding capital stock of the Ivy Group;

                  WHEREAS, CustomerONE Holding, through Sub, desires to acquire all of the issued and outstanding shares of the Company Common Stock held by Softbank Holdings and all of the issued and outstanding shares of the Company Preferred Stock (the "Company Stock Purchase");

                  WHEREAS, CustomerONE Holding, through Sub, desires to acquire all of the issued and outstanding shares of Ivy Group Stock (the "Ivy Stock Purchase" and, collectively with the Company Stock Purchase, the "Stock Purchases"); and

                  WHEREAS, immediately following the Stock Purchases, pursuant to Section 253 of the DGCL, CustomerONE Holding will cancel or cause the cancellation of all of the

Company Preferred Stock and retire or cause the retirement of all of the Company Common Stock by way of a merger (the "Merger") of Sub with and into the Company, pursuant to which the Minority Stockholders (as hereinafter defined) will receive a cash payment in the amounts set forth below.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1 Definitions. For purposes of this Agreement, the term:

                  (a) "6-Year Look Back Date" has the meaning set forth in
Section 4.13(b);

                  (b) "Accounts" means the audited balance sheet and profit and loss statement of the Ivy Group Companies for the last completed fiscal year of the Ivy Group Companies;

                  (c) "Accounts Date" means December 31, 1996;

                  (d) "Adjusted Net Working Capital" means, as of the Closing Date and derived from the audited closing date balance sheet of the SSG Companies, prepared on a consolidated basis in accordance with Section 3.1(b), an amount equal to the net working capital of the SSG Companies, adjusted to exclude (i) intercompany accounts (other than those between any of the SSG Companies and another SSG Company), (ii) accounts payable to affiliates of Parent (other than an SSG Company), and (iii) accounts receivable from affiliates of Parent (other than an SSG Company); provided, however, that no such adjustment shall be made in respect of such intercompany accounts, accounts payable to affiliates of Parent and accounts receivable from affiliates of Parent representing amounts owing in respect of services provided by or to the SSG Companies in the ordinary course of business, consistent with past practices with, and on terms that are consistent with those negotiated on an arm's length basis with, unaffiliated third parties;

                  (e) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person;

                  (f) "Affiliated Group" means any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law, including but not limited to any combined, consolidated or unitary group;

                  (g) "Agreement" has the meaning set forth in the introduction;

                  (h) "Applicable Federal Tax Rate" has the meaning set forth in
Section 9.6(e);

                  (i) "Business Day" means any day other than a Saturday, Sunday or other day on which banking institutions in the City of New York, New York shall be permitted or required by law or executive order to be closed;

                  (j) "Buyer Indemnitee" means any person entitled to indemnification pursuant to Section 8.3(b), (c), (d), (e), (f) or (g) or Section
8.4 (a) or (b);

                  (k) "Capital Expenditure Impact" has the meaning set forth in
Section 9.6(e);

                  (l) "Certificate of Merger" has the meaning set forth in
Section 5.4;

                  (m) "Closing" has the meaning set forth in Section 7.1;

                  (n) "Closing Adjusted Net Working Capital Amount" means, as of the Closing Date and derived from the audited closing date balance sheet of the SSG Companies prepared on a consolidated basis in accordance with Section 3.1(b), an amount equal to the Adjusted Net Working Capital;

                  (o) "Closing Date" has the meaning set forth in Section 7.1;

                  (p) "Closing Debt" means, as of the Closing Date and derived from the audited closing date balance sheet of the SSG Companies prepared on a consolidated basis in accordance with Section 3.1(b), an amount equal to the Designated Debt;

                  (q) "Closing Differential" means the Proposed Closing Differential with such revisions, adjustments and changes thereto, if any, as shall be effected pursuant to Section 3.1(b)(ii);

                  (r) "Code" means the United States Internal Revenue Code of 1986, as amended;

                  (s) "Company" has the meaning set forth in the introduction;

                  (t) "Company Common Stock" has the meaning set forth in the recitals;

                  (u) "Company Common Stock Consideration" means the Purchase Price, less the Ivy Group Consideration, less Designated Debt, less the Company Preferred Stock

Consideration, less the Minority Stockholders' Consideration, less the Optionholders' Consideration;

                  (v) "Company Preferred Stock" has the meaning set forth in the recitals;

                  (w) "Company Preferred Stock Consideration" means $10,000,000, plus all accrued and unpaid dividends on the Company Preferred Stock through the Closing Date and all related charges, fees, expenses and penalties, including prepayment penalties thereon or which become due as a result of the transactions contemplated by this Agreement to the extent that any of the foregoing have not been paid prior to the Closing Date;

                  (x) "Company Stock Purchase" has the meaning set forth in the recitals;

                  (y) "Company Technology" has the meaning set forth in Section 4.17;

                  (z) "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement;

                  (aa) "Corel Damages" has the meaning set forth in Section 9.6(e);

                  (bb) "CPA Firm" has the meaning set forth in Section
3.1(b)(ii);

                  (cc) "CustomerONE Holding" has the meaning set forth in the introduction;

                  (dd) "Debt Differential" means the Proposed Debt Differential with such revisions, adjustments and changes thereto, if any, as shall be effected pursuant to Section 3.1(b)(ii);

                  (ee) "Designated Debt" means any and all liabilities of the SSG Companies on a consolidated basis immediately prior to the Closing (after giving effect to the repayment of indebtedness under the Revolving Loan Agreement, dated as of October 1, 1996, between the Company and Softbank Holdings and under the Replacement Revolving Note, dated as of March 9, 1998, held by Marine Midland Bank) (including all related charges, fees, expenses and penalties, including prepayment penalties thereon or which become due as a result of the transactions contemplated hereby, to the extent that any of the foregoing have not been paid prior to the Closing), determined in accordance with GAAP and in accordance with Section 3.1(b), whether or not such liabilities appear on the most recently prepared balance sheets of any of the SSG Companies; provided, that there shall be excluded from such liabilities (i) to the extent included in net working capital, trade accounts payable, customer remittances, accrued income taxes, accrued payroll expenses, client retainers and deposits, deferred revenue, and, subject to CustomerONE Holding's review and satisfaction, intercompany accounts payable representing amounts owing for services provided by affiliates of Parent in the ordinary course of business consistent with past practices with, and on terms that are consistent with those negotiated on an arm's length basis with, unaffiliated third parties and (ii) capital lease obligations;

                  (ff) "DGCL" means the General Corporation Law of the State of Delaware;

                  (gg) "Disclosure Schedule" means the disclosure schedule prepared by Softbank Holdings, Softbank Europe and the Company, attached hereto;

                  (hh) "DOJ" has the meaning set forth in Section 4.6;

                  (ii) "Employee Benefit Plans" has the meaning set forth in
Section 4.13(a);


                  (jj) "Environmental Law" means any foreign or United States federal, state or local law (including common law), statute, code, ordinance, rule, regulation, directive of the European Union, or other requirement relating to the environment, natural resources, or public or employee health and safety;

                  (kk) "ERISA" has the meaning set forth in Section 4.13(a);

                  (ll) "Estimated Adjusted Net Working Capital Amount" means the Company's and Softbank Holdings' good faith estimate of the Adjusted Net Working Capital immediately prior to the Closing;

                  (mm) "Estimated Debt" means the Company's and Softbank Holdings' good faith estimate of the Designated Debt immediately prior to the Closing;

                  (nn) "Exemption Certificate" means a form or statement from a customer of any of the SSG Companies indicating that the transaction covered by a Contract is exempt from any sales, use or similar Tax;

                  (oo) "GAAP" means generally accepted accounting principles in the United States;

                  (pp) "Governmental Authority" means any nation or government or the European Union, any state or other political subdivision thereof and an entity exercising an executive, legislative, judicial, regulatory or administrative function of or pertaining to government;

                  (qq) "HSR Act" has the meaning set forth in Section 4.6;

                  (rr) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any person, including without limitation any Governmental Authority), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including without limitation reasonable attorneys' and experts' fees and expenses in connection therewith incurred by an Indemnitee;

                  (ss) "Indemnitee" means a Buyer Indemnitee or a Seller Indemnitee, as the case may be;

                  (tt) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement;

                  (uu) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement;

                  (vv) "Intellectual Property" has the meaning set forth in
Section 4.17;

                  (ww) "Interim Financial Statements" has the meaning set forth in Section 4.7;

                  (xx) "Ivy Group" has the meaning set forth in the introduction;

                  (yy) "Ivy Group Companies" means Ivy Group and its subsidiaries, Professional Support Centre Limited and Avalan Technology Limited, and "Ivy Group Company" means any one of the foregoing.

                  (zz) "Ivy Group Consideration" shall mean $1,700,000 million in cash;

                  (aaa) "Ivy Stock Purchase" has the meaning set forth in the recitals;

                  (bbb) "Legal Proceedings" means any judicial, administrative, mediation or arbitral actions, suits, proceedings (public or private) or governmental proceedings;

                  (ccc) "Leased Real Property" has the meaning set forth in
Section 4.22;

                  (ddd) "Liens" means any title defects, liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, encroachments and other burdens, options or encumbrances of any kind;

                  (eee) "Litigation" has the meaning set forth in Section 4.10;

                  (fff) "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, businesses, prospects, earnings or operations of the SSG Companies taken as a whole;

                  (ggg) "Merger" has the meaning set forth in the recitals;

                  (hhh) "Minority Stockholders" has the meaning set forth in
Section 4.4(d);

                  (iii) "Minority Stockholders' Consideration" means $2,390,471.68 million in aggregate cash consideration to be delivered to the Minority Stockholders pursuant to the Merger;

                  (jjj) "NOL Excess" has the meaning set forth in Section
9.6(e);

                  (kkk) "NOLs" means all Tax net operating loss carryforwards of the SSG Companies, as determined by the Code, that are or should be reflected in the Interim Financial Statements and all such net operating loss carryforwards of the SSG Companies arising in connection with the operation of the SSG Companies between the date of the Interim Financial Statements and the Closing Date;

                  (lll) "Optionholders" means the persons listed in Section 4.4 of the Disclosure Schedule as being a holder of a stock option who shall not have exercised his or her respective stock options on or prior to the Closing;

                  (mmm) "Optionholders' Consideration" means $1,344,407.41, which is the amount of cash necessary to pay the difference between the exercise price of each stock option held by an Optionholder and $4.21;

                  (nnn) "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award;

                  (ooo) "Parent" has the meaning set forth in the introduction;

                  (ppp) "PAYE" means pay as you earn;

                  (qqq) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity;

                  (rrr) "Post-Closing Statement" has the meaning set forth in
Section 3.1(b);

                  (sss) "Pre-Closing Statement" has the meaning set forth in
Section 3.1(a);



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

                  (ttt) "Proposed Closing Differential" means, as set forth in the Post-Closing Statement, the amount (whether a positive difference or negative difference) equal to (x) the Estimated Adjusted Net Working Capital Amount less (y) the Closing Adjusted Net Working Capital Amount;

                  (uuu) "Proposed Debt Differential" means, as set forth in the Post-Closing Statement, the amount (whether a positive difference or negative difference) equal to (x) the Estimated Debt less (y) the Closing Debt;

                  (vvv) "Purchase Price" means $73 million, subject to adjustment pursuant to Section 3.1;

                  (www) "Seller Indemnitee" means any person entitled to indemnification pursuant to Section 8.3(a) or Section 8.4(c);

                  (xxx) "Softbank Europe" has the meaning set forth in the introduction;

                  (yyy) "Softbank Holdings" has the meaning set forth in the introduction;

                  (zzz) "SSG Companies" has the meaning set forth in the introduction;

                  (aaaa) "SSG Companies' Other Pre-Closing Date Tax Liability" means the aggregate liability, as determined prior to payment thereof, of any of the SSG Companies for any Taxes (other than a Tax payable or chargeable to CustomerONE Holding pursuant to Section 9.6(f)) imposed upon Parent, Softbank Holdings and Softbank Europe (in addition to any of the SSG Companies) not included in SSG Companies' Pre-Closing Date Federal Tax Liability and: (i) attributable to a period which ends on or before the Closing Date or assessed as the result of a transaction which occurs prior to the Closing; (ii) assessed as of a date following the Closing Date with respect to a Tax year or period which includes but ends after the Closing Date; or (iii) attributable to a period which includes the Closing Date but does not begin on that day. In the case of Taxes giving rise to any liability pursuant to clause (ii) or (iii) of the preceding sentence, the portion of such Tax liability includable within this definition shall be that portion of the total tax liability for such period as is attributable to the portion of that period which ends with the Closing Date determined on the basis of an interim closing of the books as of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including but not limited to depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period;

                  (bbbb) "SSG Companies' Pre-Closing Date Federal Tax Liability" means the aggregate liability, as determined prior to payment thereof, for all federal Taxes payable by any of the SSG Companies with respect to any "taxable year" (within the meaning of Section 7701 of the Code) of any of the SSG Companies which ends on or before the Closing Date, including, but not limited to, (i) any liability of any Affiliated Group of which any of the SSG Companies was a member on or prior to the Closing Date including but not limited to any liability for Taxes resulting from a "deferred intercompany transaction" within the meaning of Treasury Regulation Section 1.1502-13(a)(2) that occurred on or prior to the Closing Date and any liability of any of the SSG Companies pursuant to Treasury Regulation Section 1.1502-6(a), and (ii) any federal excise Tax imposed upon Parent, Softbank Holdings or Softbank Europe (in addition to any of the SSG Companies);

                  (cccc) "SSG Companies' Total Pre-Closing Date Tax Liability" means an amount equal to the sum of: (i) SSG Companies' Pre-Closing Date Federal Tax Liability and (ii) SSG Companies' Other Pre-Closing Date Tax Liability;

                  (dddd) "Stock Purchases" has the meaning set forth in the recitals;

                  (eeee) "Sub" has the meaning set forth in the introduction;

                  (ffff) "Subsidiary" has the meaning set forth in Section
4.5(a);

                  (gggg) "Tax" means all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any foreign, United States federal, state, or local or other taxing authority on any of the SSG Companies (including, without limitation, as a result of being a member of an affiliated, combined or unitary group or as a result of any obligation arising out of an agreement to indemnify any other person), and including, but not limited to, those related to income, gross receipts, gross income, sales, use, occupation, salary or wages, services, leasing, valuation, transfer, license, customs duties or franchise;

                  (hhhh) "Taxation" means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in such case whether of the United Kingdom or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to the SSG Companies or any other persons and all penalties, charges, costs and interest relating thereto;

                  (iiii) "Taxes Act" means the Income and Corporation Taxes Act of 1988;

                  (jjjj) "TCGA" means the United Kingdom Taxation of Chargeable Gains Act of 1992;

                  (kkkk) "Third Party Claim" means any claim, action or proceeding made or brought by any person who or which is not a party to this Agreement or an affiliate of a party to this Agreement;

                  (llll) "Third Party Licenses" has the meaning set forth in
Section 4.17;

                  (mmmm) "Transfer Taxes" means any sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges as levied by any taxing authority in connection with the transactions contemplated by this Agreement (other than income taxes imposed on Parent, Softbank Holdings or Softbank Europe;

                  (nnnn) "UCA&L" has the meaning set forth in Section 4.7;

                  (oooo) "VAT" means the value added Tax of the United Kingdom, the Republic of Ireland or any other country imposing such a Tax;

                  (pppp) "VATA" means the United Kingdom Value Added Tax Act 1994; and

                  (qqqq) "Working Capital Target" means $3,985,095.


                                   ARTICLE II

                               THE STOCK PURCHASES

         SECTION 2.1 Stock Purchases. Upon the terms and subject to the conditions of this Agreement:

                  (a) Sub is purchasing from Softbank Holdings, and Softbank Holdings is selling to Sub,

                           (i) 11,279,128 shares of Company Common Stock, representing 95.21% of the issued and outstanding shares of the Company Common Stock and all of the shares of Company Common Stock owned by Softbank Holdings, against payment in cash of the Company Common Stock Consideration, subject to adjustment after the Closing pursuant to
         Section 3.1; and

                           (ii) 100,000 shares of Company Preferred Stock, representing all of the issued and outstanding Company Preferred Stock, against payment in cash of the Company Preferred Stock Consideration; and

                  (b) Sub is purchasing from Softbank Europe, and Softbank Europe is selling to Sub, all of the issued and outstanding shares of Ivy Group Stock, against payment in cash of the Ivy Group Consideration.

                                   ARTICLE III

                             POST-CLOSING ADJUSTMENT

         SECTION 3.1 Purchase Price Adjustments.

                  (a) Pre-Closing Statement. (i) The Company has furnished to CustomerONE Holding and Sub a statement of the Company (the "Pre-Closing Statement"), prepared as of September 30, 1998, setting forth (x) the Estimated Debt and (y) the Estimated Adjusted Net Working Capital Amount.

                           (ii) Based on the Pre-Closing Statement, the Purchase
Price has been reduced by $1,762,480 because the Estimated Adjusted Net Working Capital Amount was $1,762,480 less than the Working Capital Target.

                  (b) Post-Closing Statement. (i) As soon as practicable, but in no event more than 90 days after the Closing Date, CustomerOne Holding shall deliver to Softbank Holdings a consolidated balance sheet of the SSG Companies or their successors prepared in accordance with GAAP as of the Closing Date and immediately prior to the Closing, without regard to any adjustments thereto in respect of or relating to the transactions contemplated hereby or simultaneous or subsequent action, and related statement (the "Post-Closing Statement") setting forth the Closing Adjusted Net Working Capital Amount and the Closing Debt and the corresponding Proposed Closing Differential and Proposed Debt Differential. Section 3.1(b) of the Disclosure Schedule sets forth an example of the calculation of Adjusted Net Working Capital and Designated Debt, as calculated from the consolidated balance sheet of the SSG Companies as of June 30, 1998, prepared in accordance with GAAP. In preparing the Post-Closing Statement, the principles applied in preparing Section 3.1(b) of the Disclosure Schedule shall be utilized. Such balance sheet and related schedules supporting the Post-Closing Statement shall be audited by Pricewaterhouse Coopers, L.L.P. and shall be delivered together with their report thereon. Any currency translation required in preparation of the Post-Closing Statement shall be made as of the Closing Date.

                           (ii) Within 45 days after the delivery of the
Post-Closing Statement to Softbank Holdings, Softbank Holdings shall either accept the amount of the Proposed Closing Differential and the Proposed Debt Differential as set forth in the Post-Closing Statement as correct or object to the Proposed Closing Differential and/or the Proposed Debt Differential, specifying in reasonable detail in writing the nature of its objection(s). In the event Softbank Holdings does not object to the Proposed Closing Differential or the Proposed Debt Differential within said 45-day period, Softbank Holdings shall be deemed to have accepted the Proposed Closing Differential as the Closing Differential and the Proposed Debt Differential as the Debt Differential. In the event Softbank Holdings objects to the Proposed Closing Differential and/or the Proposed Debt Differential, then, during a 45-day period subsequent to the receipt by CustomerONE Holding of notice of objection(s), the parties shall attempt in good faith to resolve the differences respecting such Proposed Closing Differential and/or Proposed Debt Differential. In the event the parties are unable to resolve their differences within said 45-day period, the parties agree that the matter shall be submitted to

KPMG Peat Marwick, LLP (the "CPA Firm"), which the parties acknowledge to be a mutually acceptable firm of certified public accountants. The costs and expenses of the CPA Firm shall be borne equally by CustomerONE Holding and Softbank Holdings. The CPA Firm shall resolve any disputed amounts and shall determine a final Closing Differential and/or a final Debt Differential as promptly as practicable, but in any event within 60 days following submission of such matter to the CPA Firm. The CPA Firm's calculation of the Closing Differential and/or Debt Differential shall be delivered in writing to CustomerONE Holding and Softbank Holdings. During the period from the date of delivery of the Post-Closing Statement to Softbank Holdings through the date of resolution of any dispute regarding the Proposed Closing Differential or the Proposed Debt Differential as contemplated by this Section 3.1(b)(ii), CustomerONE Holding shall provide Softbank Holdings, the CPA Firm, to the extent applicable, and their respective agents and representatives reasonable access to all appropriate books, work papers, records (including those supplemental schedules prepared in connection with preparation of the Post-Closing Statement), facilities and employees of the SSG Companies and their successors for purposes relevant to the review of such Post-Closing Statement and the resolution of any related dispute. If the CPA Firm determines the Closing Differential and/or the Debt Differential, the determination of the final Closing Differential and/or the final Debt Differential by the CPA Firm shall be final and binding on all parties hereto.

                           (iii) Within five (5) Business Days after the final
determination of the Closing Differential and the Debt Differential, the Purchase Price shall be adjusted as follows:

                                    (1) If the amount of the Closing
Differential is a positive amount (i.e., the Closing Adjusted Net Working Capital Amount represents a greater amount of Adjusted Net Working Capital than the Estimated Adjusted Net Working Capital Amount), then the Purchase Price shall be adjusted upward by an amount equal to the Closing Differential. In such case, CustomerONE Holding shall pay, or cause to be paid, to Softbank Holdings the increase of the Company Common Stock Consideration resulting from such adjusted Purchase Price. Conversely, if the amount of the Closing Differential is a negative amount, then the Purchase Price shall be adjusted downward by an amount equal to the Closing Differential (expressed as a positive amount), which amount shall be paid by Softbank Holdings to CustomerONE Holding, representing a decrease in the Company Common Stock Consideration.

                                    (2) If the amount of the Debt Differential
is a positive amount (i.e., the Estimated Debt represents a greater amount of indebtedness than the Closing Debt), then the Purchase Price shall be adjusted upward by an amount equal to the Debt Differential. In such case, CustomerONE Holding shall pay, or cause to be paid, to Softbank Holdings the increase of the Company Common Stock Consideration resulting from such adjusted Purchase Price. Conversely, if the amount of the Debt Differential is a negative amount, then the Purchase Price shall be adjusted downward by an amount equal to the Debt Differential

(expressed as a positive amount), which amount shall be paid by Softbank Holdings to CustomerONE Holding, representing a decrease in the Company Common Stock Consideration.

Each of the Closing Differential and the Debt Differential shall accrue simple interest at the most recently announced rate of interest per annum adopted from time to time by Citibank, N.A., as its prime rate or reference rate in effect at its principal office in New York, New York, from the Closing Date until the date of payment of the Closing Differential or the Debt Differential, as the case may be.


                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                                SOFTBANK HOLDINGS

                  Softbank Holdings represents and warrants to each of CustomerONE Holding and Sub as set forth below. As used in this Article IV, any reference to any event, change or effect as being "material" with respect to any entity means a material event, change or effect related to the condition (financial or otherwise), properties, assets, liabilities, businesses, prospects, earnings or operations of such entity.

         SECTION 4.1 Organization and Qualification. Except as set forth in
Section 4.1 of the Disclosure Schedule, each of Softbank Holdings, Softbank Europe and the SSG Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each of the SSG Companies has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Except as set forth in Section 4.1 of the Disclosure Schedule ,the SSG Companies are qualified or licensed to do business and are in good standing in the jurisdictions reflected opposite their respective names in
Section 4.1 of the Disclosure Schedule, which jurisdictions represent every jurisdiction where the nature of the business conducted by any of them or the properties owned or leased by any of them requires qualification, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect. Softbank Holdings and Softbank Europe have delivered to CustomerONE Holding complete and correct copies of the charters, bylaws or other comparable organizational documents of each of the SSG Companies.

         SECTION 4.2 Authorization. Each of the Company, Softbank Holdings and Softbank Europe has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, Softbank Holdings and Softbank Europe, the performance by the Company, Softbank Holdings and Softbank Europe of their obligations hereunder, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized. This Agreement has been duly and validly executed and delivered by the Company, Softbank Holdings and Softbank Europe and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company, Softbank Holdings and Softbank Europe enforceable against each of them in accordance with its terms.

         SECTION 4.3 No Violation. Except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, Softbank Holdings and Softbank Europe and the performance by the Company, Softbank Holdings and Softbank Europe of their obligations hereunder nor the consummation by the Company, Softbank Holdings and Softbank Europe of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the charters, bylaws or other comparable organizational documents of Softbank Holdings, Softbank Europe or any of the SSG Companies, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, which consent has not been obtained, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of any of the SSG Companies or otherwise) any material obligation, or result in the loss of any material benefit, or give rise to the creation of any Liens upon any of the material properties or assets of the SSG Companies under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement or other instrument or obligation to which Softbank Holdings, Softbank Europe or any of the SSG Companies is a party or by which any of them or any of their properties or assets may be bound or affected, or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any court or Governmental Authority applicable to Softbank Holdings, Softbank Europe or any of the SSG Companies or any of their respective properties or assets.

         SECTION 4.4 Capitalization of the Company and Ivy Group; Title to
Shares.

                  (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 500,000 shares of Company Preferred Stock. As of the date hereof, the Company has, in the aggregate, 11,846,936 shares of Company Common Stock and 100,000 shares of Company Preferred Stock issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. Except as set forth in Section 4.4 of the Disclosure Schedule, immediately prior to the Closing, there were no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company. All of the stock options described in Section 4.4 of the Disclosure Schedule have been exercised or cancelled prior to the Closing, without any liability, contingent or otherwise, to any of the SSG Companies after the Closing Date. The Company has no indebtedness outstanding that has voting rights. The Company has not issued any stock appreciation rights or other rights relating to equity participation. Set forth in Section 4.4 of the Disclosure Schedule is a true and complete list of all stockholders of the Company, including the number and type of shares held by each such stockholder.

                  (b) Section 4.4(b) of the Disclosure Schedule lists all of the shares of capital stock of Ivy Group (collectively, the "Ivy Group Stock") which are, as of the Closing, (i) authorized and (ii) issued and outstanding. All of the shares of Ivy Group Stock that are issued and outstanding are held beneficially and of record by Softbank Europe. All of the issued and outstanding shares of Ivy Group Stock have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating Ivy Group to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock. Ivy Group has no indebtedness outstanding that has voting rights. Ivy Group has not issued any stock appreciation rights or other rights relating to equity participation.

                  (c) Softbank Holdings is the holder of record and owns beneficially that number of shares of Company Common Stock and Company Preferred Stock and Softbank Europe is the holder of record and owns beneficially that number of shares of Ivy Group Stock set forth opposite their respective names in
Section 4.4(c) of the Disclosure Schedule. Softbank Holdings owned 90.63% of the issued and outstanding voting securities of the Company on a fully-diluted basis, assuming exercise of all options and other rights or securities convertible into Common Stock, immediately prior to the Closing, the Company Preferred Stock owned by Softbank Holdings represented 100% of the issued and outstanding Company Preferred Stock immediately prior to the Closing, and the Ivy Group Stock owned by Softbank Europe represented 100% of the issued and outstanding Ivy Group Stock immediately prior to the Closing. Each of Softbank Holdings and Softbank Europe owns such shares free and clear of any Liens. Neither Softbank Holdings nor Softbank Europe is a party to any voting trust, proxy or other agreement with respect to the voting of any such shares.

                  (d) Section 4.4(d)(i) of the Disclosure Schedule sets forth a true and complete list of all persons and entities owning shares of Company Common Stock, and the number of shares owned by each such person or entity, as of the Closing (such persons and entities (other than Softbank Holdings) hereinafter referred to as the "Minority Stockholders"). Section 4.4(d)(ii) of the Disclosure Schedule sets forth a true and complete list of all Optionholders, including the number of shares of Company Common Stock into which their respective stock options are exercisable and the exercise price of each such stock option. Attached to Section 4.4(d) of the Disclosure Schedule as Annexes 1 through 5 are forms of stock option award agreements, which forms are the only agreements under which the Company has granted or awarded stock options to employees, consultants, executives or any other person.

         SECTION 4.5 Subsidiaries and Equity Investments.

                  (a) Section 4.5 of the Disclosure Schedule sets forth (i) the name of each corporation of which the Company or Ivy Group directly or indirectly owns shares of capital stock having in the aggregate 50% or more of the total combined voting power of the issued and outstanding shares of capital stock entitled to vote generally in the election of directors of such corporation (individually, a "Subsidiary" and collectively, the "Subsidiaries");
(ii) the name of each corporation, partnership, joint venture or other entity (other than the Subsidiaries) in which the Company or Ivy Group has, or pursuant to any agreement has the right to acquire at any time by any means, an equity interest or investment; (iii) in the case of each of the Subsidiaries and such other corporations described in the foregoing clause (ii), (A) the jurisdiction of incorporation and (B) the capitalization thereof and the percentage of each class of voting stock owned by the Company or Ivy Group or by any of their respective Subsidiaries; and (iv) in the case of each of such unincorporated entities, the equivalent of the information provided pursuant to the preceding clause (iii) with regard to corporate entities.

                  (b) All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights, and, except as specified in Section 4.5 of the Disclosure Schedule, are owned of record and beneficially, directly or indirectly, by the Company or Ivy Group, free and clear of any Liens.

                  (c) There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any of the Subsidiaries to issue any additional shares of capital stock of such Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock. None of the Subsidiaries has any indebtedness outstanding that has voting rights. None of the Subsidiaries has issued any stock appreciation rights or other rights relating to equity participation.

         SECTION 4.6 Consents and Approvals. Except (i) as set forth in Section
4.6 of the Disclosure Schedule and (ii) any consents and approvals of or filings or registrations with the Antitrust Division of United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (all of which have been duly obtained or made), no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Company, Softbank Holdings or Softbank Europe of the transactions contemplated by this Agreement.

         SECTION 4.7 Financial Statements. Softbank Holdings and Softbank
Europe have delivered to CustomerONE Holding (a) copies of the audited consolidated balance sheets of the Company as of December 31, 1995, December 31, 1996 and December 31, 1997, together with the related audited consolidated statements of income, stockholders' equity and changes in cash flow for the fiscal years ended on such dates, and the notes thereto, accompanied by the reports thereon of the applicable firm of independent public accountants, (b) copies of the audited consolidated balance sheets of UCA&L Limited, a wholly owned subsidiary of the Company (other than one share held by an Irish designee) ("UCA&L"), as of December 31, 1996 and December 31, 1997, together with the related audited consolidated statements of income, stockholders' equity and changes in cash flow for the fiscal years ended on such dates, and the notes thereto, accompanied by the reports thereon of the applicable firm of independent public accountants, (c) copies of the audited consolidated balance sheets of the Ivy Group as of March 31, 1996 and December 31, 1996, together with the related audited consolidated statements of income, stockholders' equity and changes in cash flow for the period ended on such dates, and the notes thereto, accompanied by the reports thereon of the applicable firm of independent public accountants, and (d) copies of the unaudited consolidated balance sheets of the Company, UCA&L and Ivy Group as of August 31, 1998, together with the related unaudited consolidated statement of income, stockholders' equity and changes in cash flow for the eight-month period ended on such date, and the notes thereto, signed by the chief financial officers of the Company and Ivy Group (the "Interim Financial Statements" and, together with the audited financial statements referred to above, the "Financial Statements"). The Financial Statements, including the notes thereto, (i) were prepared in accordance with GAAP throughout the periods covered thereby, except as otherwise disclosed in Schedule 4.7 of the Disclosure Schedule, (ii) present fairly in all material respects the consolidated financial position, results of operations and changes in cash flows of the Company, UCA&L and Ivy Group as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal year-end audit adjustments consistent with prior periods that would not be material, individually or in the aggregate), and (iii) in the case of the audited Financial Statements, have been audited in accordance with generally accepted auditing standards.

         SECTION 4.8 Absence of Undisclosed Liabilities. Except for matters relating to the transactions contemplated by this Agreement, there are no material liabilities or financial obligations of the SSG Companies of any kind whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than liabilities and obligations: (a) disclosed, provided for or reserved against in the Financial Statements, (b) arising after December 31, 1997 in the ordinary course of business consistent with past experience (other than management fees, if any, owed to any other person, the existence and amount of which are disclosed in Section 4.8 of the Disclosure Schedule), or (c) otherwise disclosed in Section 4.8 of the Disclosure Schedule.

         SECTION 4.9 Absence of Certain Changes. Except as disclosed in Section
4.9 of the Disclosure Schedule or in the Interim Financial Statements, and except for matters relating to the transactions contemplated by this Agreement, since December 31, 1997, the SSG Companies have conducted their respective businesses only in the ordinary course consistent with past practices and since December 31, 1997 there has not occurred (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of any the SSG Companies, (b) any forgiveness, cancellation or waiver by any of the SSG Companies of material debts owed to any of the SSG Companies or material claims or rights of any of the SSG Companies against others, or any discharge by any of the SSG Companies of any material Lien by any of the SSG Companies of any liability or obligation, other than, as relates to all of the foregoing, in the ordinary course of business consistent with past practices, (c) any material change in the credit practices of any of the SSG Companies, (d) (i) any increase in the rate or terms of compensation (including termination and severance pay) payable or to become payable by any of the SSG Companies to any of their directors, officers or employees, or any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, program or arrangement made to, for or with any such directors, officers or employees, except, in each case, increases occurring in the ordinary course of business consistent with past practices or as required by applicable law, or (ii) any entry by any of the SSG Companies into any employment, severance or termination agreement with any such person, (e) any entry into any material agreement relating to the borrowing of money or any material agreement, commitment or transaction by any of the SSG Companies, except any agreements, commitments or transactions in the ordinary course of business consistent with past practices, (f) any damage, destruction or theft or other casualty loss to the properties or assets owned or leased by any of the SSG Companies with a book or replacement value of $20,000 or more individually or $100,000 in the aggregate, whether or not covered by insurance (other than damage, destruction or theft or other casualty loss to any property or assets which property or assets have been repaired or replaced and the cost of such repair or replacement has been expensed by the SSG Companies), (g) any change by any of the SSG Companies in their financial or tax accounting principles or methods, except insofar as may be required by a change in GAAP, applicable law or circumstances which did not exist as of the date of the Financial Statements, (h) any change made or authorized in the charters, bylaws or other comparable organizational documents of any of the SSG Companies, (i) any purchase, redemption, issue, sale or other acquisition or disposition by any of the SSG Companies of any shares of capital stock or other equity securities of any of the SSG Companies, or the grant of any options, warrants or other rights to purchase, or convert any obligation into, shares of capital stock or any evidence of indebtedness or other securities of any of the SSG Companies, (j) any material sale, lease, license, encumbrance or disposition by any of the SSG Companies of any of their assets which is not in the ordinary course of business consistent with past practices, or (k) an event or condition that has had or could reasonably be expected to have a Material Adverse Effect.

         SECTION 4.10 Litigation. Except as set forth in Section 4.10 of the Disclosure Schedule and except for matters primarily related to environmental matters which are governed by Section 4.24, there is no action, suit, judicial or administrative proceeding, arbitration or investigation where alleged damages are either unspecified or in excess of $100,000 or could otherwise reasonably be expected to result in a Material Adverse Effect ("Litigation") pending or, to the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, threatened against any of the SSG Companies or any of their respective properties, assets or rights before any court, arbitrator or administrative or Governmental Authority, nor is there any judgment, decree, injunction, or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against any of the SSG Companies.

         SECTION 4.11 Liens and Encumbrances. Except as set forth in Section
4.11 of the Disclosure Schedule, all properties and assets owned by each of the SSG Companies are free and clear of all Liens except (a) statutory Liens not yet delinquent, (b) purchase money Liens arising in the ordinary course of business consistent with past practices, (c) Liens reflected in the Financial Statements (which have not been discharged) and (d) Liens which in the aggregate do not materially detract from the value or, in the case of personal property, materially impair the use by any of the SSG Companies of properties or assets subject thereto or, in the case of real property, materially impair the present and continued use in the usual and normal conduct of the business of each of the SSG Companies. Except as set forth on Section 4.11 of the Disclosure Schedule, the material plant, property, equipment and other tangible assets and properties which are owned or leased by the SSG Companies (i) are in good operating condition, ordinary wear and tear excepted, and (ii) constitute all of the assets and properties used in and necessary for the conduct of the businesses presently conducted by the SSG Companies.

         SECTION 4.12 Certain Agreements. Except as described in Section 4.12 of the Disclosure Schedule, none of the SSG Companies are parties to any oral or written agreement, plan or arrangement with any officer, director or employee of any of the SSG Companies (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving any of the SSG Companies of the nature of any of the transactions contemplated by this Agreement, (ii) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iii) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as disclosed in Section 4.12 of the Disclosure Schedule, none of the SSG Companies are parties to any oral or written (i) material agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of, or other form of assurance of payment of, any obligation for the borrowing of money, (ii) agreement restricting any SSG Company from competing or otherwise conducting its business in any jurisdiction, (iii) agreement relating to the exclusive use by any SSG Company of any vendor, supplier or provider, or (iv) other contract, agreement or commitment of any of the SSG Companies material to any of the SSG Companies. Except as set forth in Section 4.12 of the Disclosure Schedule, each agreement, contract or obligation described in Section 4.12 of the Disclosure Schedule (which description includes a listing of all amendments to such agreements, contracts or obligations), or required to be so described, is a valid and binding obligation of the relevant SSG Company and is in full force and effect. Except as set forth in the Section 4.12 of the Disclosure Schedule, each of the relevant SSG Companies and, to the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, the other party thereto has performed in all material respects all material obligations required to be performed by it through the date hereof under the agreements so described and is not (with or without lapse of time or giving notice, or both) in breach or default in any material respect thereunder.

         SECTION 4.13 Employee Benefit Plans.

                  (a) Section 4.13 of the Disclosure Schedule sets forth a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, collective bargaining, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement, arrangement or understanding, and each other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained or contributed to by any of the SSG Companies ("Employee Benefit Plans") as of the Closing Date.

                  (b) Except as set forth on Section 4.13(b) of the Disclosure Schedule, none of the SSG Companies maintains or contributes to, or on or after the date which is six years prior to the Closing Date (the "6-Year Look Back Date") has maintained or contributed to, any "multiemployer plan," as such term is defined in Section 3(37) of ERISA, or any single-employer defined benefit plans subject to Title IV of ERISA. Each Employee Benefit Plan which is intended to be qualified under Section 401(a) and, if applicable, Section 401(k) of the Code, is so qualified, and, to the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, no event has occurred or condition exists which would cause any such plan to lose such qualified status.

                  (c) Except as disclosed in Section 4.13(c) of the Disclosure Schedule, no action, suit, judicial or administrative proceeding, arbitration or investigation relating to any Employee Benefit Plan (other than claims for benefits for which the plan administrative procedures have not been exhausted and "qualified domestic relations orders" as defined in Section 414(p) of the
Code) is pending or, to the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, threatened against any of the SSG Companies or any Employee Benefit Plan before any court, arbitrator or administrative or Governmental Authority. None of the SSG Companies has failed to make contributions to any Employee Benefit Plan that are required to be made on or after January 1, 1997 under the terms of such Employee Benefit Plans or under applicable law. None of the SSG Companies or any of the Employee Benefit Plans which are subject to ERISA, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in
Section 4975 of the Code or under ERISA on or after the 6-Year Look Back Date, which could reasonably subject any of the SSG Companies to any tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA in any amount which would be material. Each of the SSG Companies is in good faith material compliance with the continuation coverage requirements applicable to each Employee Benefit Plan that is a group health plan subject to Section 4980B of the Code.

         SECTION 4.14 Taxes. Except as set forth in Section 4.14 of the Disclosure Schedule:

                  (a) each of the SSG Companies has, during the past three years, timely filed or caused to be filed all federal, state, local and foreign Tax returns required to be filed and has paid or caused to be paid, or has made adequate provision or set up an adequate accrual or reserve on each of the books of the SSG Companies for the payment of, all Taxes required to be paid in respect of the periods for which returns are due, and has established an adequate accrual or reserve under GAAP on each of the books of the SSG Companies for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of said periods required to be so accrued or reserved up to and including the Closing Date. For these purposes, the Tax attributable to the period up to and including the Closing Date shall be determined as if the taxable year of each of the SSG Companies ended as of the Closing Date. There are no federal, state, and foreign income tax returns which are due from any of the SSG Companies which have not been filed;

                  (b) there is no delinquency by any of the SSG Companies in the payment of any Tax. No deficiencies for any Tax, assessment or governmental charge have been claimed, proposed or assessed against any of the SSG Companies or any of their assets, and to the knowledge of Parent, Softbank Holdings, Softbank Europe and the SSG Companies, none have been threatened;

                  (c) no waiver or extension of time to assess any Taxes has been given or requested. None of the SSG Companies has received notice of any claim made by any taxing authority in any jurisdiction where any of the SSG Companies do not file Tax returns that any of the SSG Companies are or may be subject to taxation by that jurisdiction;

                  (d) the federal, state, local and foreign Tax returns that include any of the SSG Companies have not been audited since the date of the most recent audit set forth in Section 4.14 of the Disclosure Schedule by the Internal Revenue Service or comparable federal, state, local or foreign agencies or foreign taxing authority;

                  (e) at the Closing Date, the NOLs of the SSG Companies on a consolidated basis is at least $11.5 million. None of the SSG Companies has taken any action or failed to take any action that has had or could reasonably be expected to have the effect of impairing or reducing such NOLs or impairing or limiting CustomerONE Holding's ability to utilize such NOLs after the Closing Date. Softbank Holdings will make any necessary elections to permit the NOLs and any other tax attributes of the SSG Companies to be utilized by the SSG Companies or CustomerONE Holding in the future;

                  (f) none of the SSG Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

                  (g) none of the SSG Companies is a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing Date;

                  (h) each of the SSG Companies has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws;

                  (i) there is no contract, agreement, plan or arrangement covering any person, individually or collectively, that could give rise to the payment of any amount that would not be deductible by CustomerONE Holding or the SSG Companies or any of their affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in
Section 162(m) of the Code;

                  (j) none of the SSG Companies has agreed, nor is required to make, any adjustment under Code Section 481(a), or similar provision under foreign law, by reason of a change in accounting method or otherwise;

                  (k) none of the SSG Companies is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities;

                  (l) there are no Liens as a result of any unpaid Taxes upon any of the assets of the SSG Companies; and

                  (m) no property owned by the SSG Companies is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
(ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

         SECTION 4.15 Compliance with Applicable Law. Except as set forth in
Section 4.15 of the Disclosure Schedule, each of the SSG Companies holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under and pursuant to, and the businesses of each of the SSG Companies are not being conducted in violation in any material respect of, any provision of any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, directive, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to any of the SSG Companies.

         SECTION 4.16 Brokers' Fees and Commissions. None of the SSG Companies, Parent, Softbank Holdings and Softbank Europe, their directors or officers, or, to the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, any of their employees or agents, has employed any investment banker, broker, or finder in connection with the transactions contemplated hereby.

         SECTION 4.17 Proprietary Rights. Section 4.17 of the Disclosure Schedule contains an accurate and complete list of all material patents, patent applications, trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications, trade secrets and all material software developed by or for the SSG Companies owned by any of the SSG Companies (collectively, the "Intellectual Property"). The SSG Companies own all title and interest, free and clear of liens and encumbrances in and to the Intellectual Property and all material software, technology, information and/or data used in or necessary for its business as now conducted or heretofore conducted and as proposed to be conducted, including without limitation all software described in the Disclosure Schedule (collectively, the "Company Technology"), except such material third party software and technology licensed by the SSG Companies as set forth in the Disclosure Schedule (the "Third Party Licenses"). The Intellectual Property, the Company Technology and the Third Party Licenses constitute all such property necessary to conduct the business of the SSG Companies as presently conducted. Upon consummation of the transactions contemplated by this Agreement, each of the SSG Companies will be entitled to continue to use all such property currently used by it without the payment of any additional fees or charges, other than ordinary course licensing fees. Except as set forth in Section 4.17 of the Disclosure Schedule, to the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, the use of the Intellectual Property and the Company Technology does not infringe any copyrights, trade secret rights, patents, patent rights, trademarks, service marks, trade names, or privacy or other proprietary rights of any third party. Except as set forth in Section 4.17 of the Disclosure Schedule, there are no pending claims, and the SSG Companies have not received any communications or information, that: (i) challenge the scope, validity, enforceability, or the SSG Companies' ownership of the Intellectual Property and/or the Company Technology; or (ii) allege that the SSG Companies have violated or infringed or, by conducting its business as proposed, would violate or infringe any copyrights, trade secret rights, patents, patent rights, trademarks, services marks, trade names, or privacy or other proprietary rights of any third party. Except as set forth in Section 4.17 of the Disclosure Schedule, all material patents, and any registration and/or certificates issued by any Governmental Authority relating to any of the Intellectual Property and all Third Party Licenses are valid and subsisting, have been properly maintained and neither the SSG Companies nor, to the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, any other person is in default or violation thereunder. To the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, no employee of any SSG Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the SSG Companies or that would conflict with the SSG Companies' business as proposed to be conducted. Neither the carrying on of the SSG Companies' business by the employees of the SSG Companies, nor the conduct of the SSG Companies' business as proposed, will, to the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. To the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, it is not and will not be necessary to utilize any inventions of any employee of any SSG Company (or people the SSG Companies currently intend to hire) made prior to their employment by the SSG Companies. To the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, no other person or entity has violated or infringed or, by conducting its business as proposed, would violate or infringe any copyrights, trade secret rights, patents, patent rights, trademarks, service marks, trade names or privacy or other proprietary rights of the SSG Companies.

         SECTION 4.18 Year 2000 Compliance. Except as set forth in Section 4.18 of the Disclosure Schedule (which includes a good faith estimate of any pending compliance projects), the Company Technology and computing equipment operated by the SSG Companies and third party software and other technology licensed to any of the SSG Companies under Third Party Licenses are capable of recording, storing, processing and presenting calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with substantially the same functionality as such Company Technology, computing equipment and software and other technology licensed under Third Party Licenses records, stores, processes and presents calendar dates falling prior to January 1, 2000 and date-dependent data as of the date hereof.

         SECTION 4.19 Privacy Matters. The SSG Companies are in compliance with all applicable privacy laws governing the acquisition, maintenance and use of information obtained through direct marketing activities. Section 4.19 of the Disclosure Schedule contains a description of all complaints, orders, inquiries, investigations and requests issued, made or undertaken by the Federal Trade Commission, the Federal Communications Commission or any other regulatory body or Governmental Authority with respect to the privacy of information obtained, maintained or used by any of the SSG Companies.

         SECTION 4.20 Labor Relations. Except as listed or described on Section
4.20 of the Disclosure Schedule, each of the SSG Companies (a) is, and has been for the past three years, in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours, and plant closing, occupational safety and health and workers' compensation, codes of conduct, collective agreements, orders or awards, and is not engaged in any unfair labor practices, (b) has no, and has not had in the past three years any, unfair labor practice charges or complaints pending or, to the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, threatened against it before the National Labor Relations Board or other Governmental Authority, (c) has no, and has not had in the past three years any, grievances pending or, to the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, threatened against it that could reasonably be expected to have a Material Adverse Effect, and (d) has no, and has not had in the past three years any, charges pending before the Equal Employment Opportunity Commission or any state or local agency or other Governmental Authority responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, threatened against or affecting any of the SSG Companies. To the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, no union organizational campaign or representation petition is currently pending with respect to the employees of any of the SSG Companies.

         SECTION 4.21 Insurance. At all times during the three years prior to the Closing the SSG Companies have had insurance policies in full force and effect for such amounts as are sufficient for material compliance with all requirements of law and of all agreements to which any of the SSG Companies have been parties or by which they have been bound and which Softbank Holdings, Softbank Europe and the SSG Companies believe have been otherwise sufficient for companies of like size in the same industry. Set forth in Section 4.21 of the Disclosure Schedule is a list of all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to each of the SSG Companies or their businesses or properties immediately prior to the Closing, setting forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage and annual premium. Except as set forth in
Section 4.21 of the Disclosure Schedule, no event relating to any of the SSG Companies or their business has occurred which can reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies. Except as set forth in Section 4.21 of the Disclosure Schedule, excluding insurance policies that have expired and been replaced in the ordinary course of business consistent with past practices, no insurance policy has been cancelled within the last three years and, to the knowledge of Softbank Holdings, Softbank Europe and the SSG Companies, no threat has been made to cancel any insurance policy of any of the SSG Companies during such period. Except as set forth in Section 4.21 of the Disclosure Schedule, all such insurance will remain in full force and effect with respect to periods before the Closing Date after giving effect to the transactions contemplated hereby. No event has occurred, including, without limitation, the failure by any of the SSG Companies to give any notice or information or any of the SSG Companies giving any inaccurate or erroneous notice or information, which limits or impairs the rights of any of the SSG Companies under any such insurance policies.

         SECTION 4.22 Real Estate. None of the SSG Companies owns any real property. Except as set forth in Section 4.22 of the Disclosure Schedule, each of the SSG Companies has good and transferable leaseholds in all real estate leased by it, under valid and enforceable leases (the "Leased Real Property"). Except as disclosed in Section 4.22 of the Disclosure Schedule, none of the Leased Real Property is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially and adversely affect the value thereof or which interfere with or impair the present and continued use in the usual and normal conduct of the business of each of the SSG Companies. Section 4.22 of the Disclosure Schedule lists the street address of each parcel of Leased Real Property. The SSG Companies have delivered to CustomerONE Holding true and complete copies of the executed lease agreement, together with any amendments thereto, with respect to each Leased Real Property.

         SECTION 4.23 Personal Property. Except as set forth in Section 4.23 of the Disclosure Schedule, each of the SSG Companies owns outright and has good title to all the machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the latest balance sheets included in the Interim Financial Statements and all such property acquired since the date of the Interim Financial Statements, except for sales and other dispositions made in the ordinary course of business consistent with past practices since such date.

         SECTION 4.24 Environmental Matters. Except as set forth in Section
4.24 of the Disclosure Schedule: (a) the operations of each of the SSG Companies have been and are in material compliance with all applicable Environmental Laws;
(b) no judicial or administrative proceedings are pending or, to the knowledge of Softbank Holdings, Softbank Europe or the SSG Companies, threatened against any of the SSG Companies or the Leased Real Property that alleges the violation of, or which seek to impose liability against, any of the SSG Companies pursuant to any Environmental Laws, and, there are no investigations pending or, to the knowledge of Softbank Holdings, Softbank Europe or the SSG Companies, threatened against the SSG Companies or affecting the Leased Real Property, which in any case could result in any of the SSG Companies incurring material liabilities under the Environmental Laws; (c) there are no facts, circumstances or conditions relating to, arising from, or attributable to the SSG Companies that are reasonably likely to result in any of the SSG Companies incurring material liabilities under the Environmental Laws; and (d) Softbank Holdings and Softbank Europe have provided CustomerONE Holding with copies of all environmentally related audits, assessments, studies, reports, analyses, and results of investigations of any of the real property currently or formerly owned, operated or leased by any of the SSG Companies that are in the possession, custody or control of Softbank Holdings, Softbank Europe or any of the SSG Companies.

         SECTION 4.25 Customers and Suppliers. Except as described in Section
4.25 of the Disclosure Schedule, since January 1, 1998 there has not been any material adverse change in the business relationship of any of the SSG Companies with any material customer or supplier. Set forth in Section 4.25 of the Disclosure Schedule is a list of the top ten customers by revenue of the SSG Companies for the first eight months of 1998.

         SECTION 4.26. Certain Business Practices; Potential Conflicts of Interest. (a) None of the SSG Companies or any directors, officers, agents or employees of any of the SSG Companies has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

                  (b) Except as set forth in Section 4.26 of the Disclosure Schedule, none of Softbank Holdings or the executive officers or directors of any of the SSG Companies or any entity controlled by any of the foregoing owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any person which is a competitor, lessor, lessee or customer of, or supplier of goods or services to, any of the SSG Companies. Except as set forth in Section 4.26 of the Disclosure Schedule, none of the stockholders, executive officers or directors of any of the SSG Companies or any entity controlled by any of the foregoing (i) owns, directly or indirectly, in whole or in part, any real property, leasehold interests or other property with a fair market value of at least $25,000 in the aggregate the use of which is necessary for the business of any of the SSG Companies, (ii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to any of the SSG Companies other than claims for travel and other reimbursable expenses incurred in the ordinary course of business consistent with past practices, (iii) has sold to, or purchased from, any of the SSG Companies any assets or property for aggregate consideration in excess of $25,000 since January 1, 1995, or (iv) is a party to any contract or participates in any arrangement, written or oral, pursuant to which any of the SSG Companies provides office space or services of any nature to any such individual or entity, except to such individual in his capacity as an employee of any of the SSG Companies.

         SECTION 4.27 Tax Matters-United Kingdom.

                  (a) Returns and Information. All returns, computations, notices and information which are or have been required to be made or given by each Ivy Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct and (ii) none of them is the subject of any dispute with the Inland Revenue or other Taxation authorities. Each Ivy Group Company is in possession of sufficient information or has reasonable access to such information to enable it to compute its liability to Taxation insofar as it depends on any transaction occurring on or before the Closing Date.

                  (b) Taxation Liabilities. All Taxation of any nature whatsoever whether of the United Kingdom or elsewhere to which any Ivy Group Company is liable to account has been duly paid (insofar as such Taxation ought to be have been paid) and without prejudice to the generality of the foregoing each Ivy Group Company has made all such deductions and retentions as it was obliged or entitled to make and all such payment as should have been made.

                  (c) Penalties and Interest. No Ivy Group Company has within the past seven years paid or become liable to pay, nor are there any circumstances by reason of which any Ivy Group Company is likely to become liable to pay any penalty, fine, surcharge or interest whether charged by virtue of the provisions of the Taxes Management Act 1970, the VATA or otherwise.

                  (d) Investigations. No Ivy Group Company has in the past twelve months suffered an investigation, audit or visit by the Inland Revenue, HM Customs & Excise, Department of Social Security or any other Taxation or excise authority and neither Softbank Europe nor any Ivy Group Company is aware of any such investigation, audit or visit plans for the next twelve months.

                  (e) Payments. All rent, annual payments and other sums of an income nature paid or payable by any Ivy Group Company since the Accounts Date or which any Ivy Group Company is under an obligation to pay in the future are wholly allowable as deductions or charges for computing income for the purposes of corporation Tax.

                  (f) Loan Relationships. All interest, discounts or premiums payable by an Ivy Group Company in respect of its loan relationships within the meaning of Chapter II of Part IV of the Finance Act 1996 are capable of being brought into account as a debit for the purposes of that Chapter as and to the extent that they are from time to time recognized in the Ivy Group Company's accounts (assuming that the accounting policies and methods adopted for the purposes of the Accounts continue to be so adopted).

                  (g) Capital Allowances. No balancing charge under the Capital Allowances Act 1990 (or other legislation relating to any capital allowances) will be made on any Ivy Group Company on the disposal of any pool of assets (that is to say, all those assets and expenditure relating to which would have been taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purposes of the Accounts for the assets in the pool or (as the case may be) for the assets.

                  (h) Acquisition Costs. The book value shown in or adopted for the purposes of the Accounts as the value of each of the assets of any Ivy Group Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible under Section 38 of the TCGA.

                  (i) Transactions not at Arms Length. No Ivy Group Company has acquired any asset in circumstances such that the provisions of Section 19(3) Capital Gains Act 1979 or Section 17 TCGA could apply to such acquisition nor given nor agrees to give any consideration to which Section 128(2)(b) TCGA could apply.

                  (j) Compensation for Loss of Office. No Ivy Group Company is under an obligation to pay nor has it since the Accounts Date paid or agreed to pay any compensation for the loss of office or any gratuitous payment not deductible in computing its income for the purposes of corporation Tax.

                  (k) Group Relief. Except as provided in the Accounts, no Ivy Group Company is or will be under an obligation to make or have entitlement to receive in respect of any period ending on or before the Accounts Date any payment for group relief as defined in Section 402 of the Taxes Act or any payment for the surrender of the benefit of an amount of advanced corporation Tax or a repayment of such a payment.

                  (l) Treasury Consent for Migration of Companies. No Ivy Group Company has carried out or caused or permitted to be carried out any of the transactions (i) specified at the relevant time in Section 765(1) of the Taxes Act otherwise than with the prior consent of HM Treasury and (in the case of a special as opposed to general consent) full particulars of which are contained in Section 4.27(l) of the Disclosure Schedule or (ii) specified at the relevant time in Section 765 (A) of the Taxes Act without having duly provided the required information to the Board of Inland Revenue.

                  (m) Tax Avoidance. No Ivy Group Company has been party to any transaction the main purpose of which was Tax avoidance.

                  (n) Stamp Duty. All documents in the enforcement of which any Ivy Group Company may be interested have been duly stamped.

                  (o) Taxation Claims, Liabilities and Reliefs. No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowances or otherwise) from, against or in respect of any Taxation has been claimed and/or given to any Ivy Group Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring in the ordinary course of business of the relevant Ivy Group Company (as carried on at the Closing Date) at or on any time after the Closing Date.

                  (p) Close Companies. No Ivy Group Company is, nor has ever been, a close company.

                  (q) Company Residence. Each Ivy Group Company has been resident for Tax purposes in the United Kingdom and nowhere else at all times since its incorporation and is a resident at the Closing Date.

                  (r) Acquisitions from Members of the Same Group. The consummation of the transactions contemplated by this Agreement will not result in any profit or gain being deemed to accrue to any Ivy Group Company for Taxation purposes, whether pursuant to Section 179 of the TCGA or otherwise.

                  (s) Replacement of Business Assets. No claim has been made under Section 152, 153 or 154 TCGA or Section 175 TCGA or any other Section which would effect the amount of any gain accruing or being treated as accruing on a disposal of an asset of any Ivy Group Company.

                  (t) Rebasing. No Ivy Group Company has made a disposal to which Section 35 TCGA applies.

                  (u) PAYE and National Insurance. Each Ivy Group Company has properly operated the PAYE and National Insurance contributions systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf, and by duly accounting to the Internal Revenue for all sums as deducted and for all other amounts for which it is required in account under the PAYE and National Insurance contributions systems.

                  (v) Depreciatory Transactions and Value Shifting. No asset owned by any Ivy Group Company has at any time since its acquisition by that or any other Ivy Group Company or any Ivy Group Company which has at any time been a member of a group (as defined from time to time for any Taxation purpose) of which the Ivy Group Company has at any time been a member been subjected to a reduction in value such that any allowable loss arising on its disposal is likely to be reduced or eliminated or any chargeable gain existing on its disposal is likely to be increased.

                  (w) Value Added Tax (VAT). Each Ivy Group Company has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any agreement reached with the Commissioners of Customs and Excise; no Ivy Group Company is a developer as defined in paragraph 5 Schedule 6A VATA in relation to any building or work within paragraph 5(2) of that Schedule or any reconstructions, enlargements or extension within paragraph 5(8) of that Schedule either currently being constructed, reconstructed, enlarged or extended or whose construction, reconstruction, enlargement or extension was completed with a 10-year period prior to the Closing. No Ivy Group Company is or was partially exempt in its current or preceding value added tax year. No Ivy Group Company is or has been treated for value added tax purposes as a member of any group of companies (other than a group comprising the Group Companies alone). No direction has been given under paragraph 1 of Schedule 9(A) of the VATA either to an Ivy Group Company or in circumstances where an Ivy Group Company may be liable for any value added tax assessed by that direction.

         SECTION 4.28 Accounts Receivable. The accounts receivable of each of the SSG Companies as set forth on the Interim Financial Statements or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Financial Statements, the recorded allowance for collection losses on the Interim Financial Statements. The allowance for collection losses on the Interim Financial Statements has been determined in accordance with GAAP consistent with past practice.

         SECTION 4.29 Inventory. All inventory of each of the SSG Companies, including without limitation raw materials, supplies, work-in process and finished goods, reflected on the Interim Financial Statements or acquired since the date thereof was acquired and has been maintained in the ordinary course of business of the SSG Companies; is of good and merchantable quality; consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of business of the SSG Companies; is valued at the lower of cost or market; and is not subject to any write-down or write-off. Each of the SSG Companies is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

                                    ARTICLE V

                               REPRESENTATIONS AND
                    WARRANTIES OF CUSTOMERONE HOLDING AND SUB

         CustomerONE Holding and Sub hereby jointly and severally represent and warrant to Softbank Holdings and Softbank Europe that:

         SECTION 5.1 Organization and Qualification. Each of CustomerONE Holding and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now being conducted.

         SECTION 5.2 Authorization. Each of CustomerONE Holding and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceeding, including any shareholder vote, on the part of CustomerONE Holding or Sub is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CustomerONE Holding and Sub and, assuming this Agreement constitutes a valid and binding obligation of each of the other parties hereto, will constitute a valid and binding obligation of CustomerONE Holding and Sub, enforceable against each of them in accordance with its terms.

         SECTION 5.3 No Violation. Neither the execution and delivery of this Agreement by CustomerONE Holding and Sub nor the performance by each of them of their obligations hereunder nor the consummation by CustomerONE Holding or Sub of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the charter or bylaws of CustomerONE Holding or Sub, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CustomerONE Holding or Sub is a party or by which they or any of their respective properties or assets may be bound or affected, or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or domestic or foreign Governmental Authority applicable to CustomerONE Holding or Sub or any of their respective properties or assets.

         SECTION 5.4 Consents and Approvals. Other than any consents and approvals of or filings or registrations with the DOJ pursuant to the HSR Act (all of which have been duly obtained or made) and the filing of the Certificate of Ownership and Merger (in the form attached hereto as Exhibit A) (the "Certificate of Merger") to effect the Merger pursuant to the DGCL, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or Governmental Authority is necessary for the consummation by CustomerONE Holding or Sub of the transactions contemplated by this Agreement.

         SECTION 5.5 Brokers' Fees and Commissions. None of CustomerONE Holding, Sub or their directors or officers, or, to the knowledge of CustomerONE Holding or Sub, any of their employees or agents, has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.


                                   ARTICLE VI

                                    COVENANTS

         SECTION 6.1 All Reasonable Efforts. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional documents or instruments, the parties to this Agreement and the proper officers and directors of such parties shall take all such necessary action.

         SECTION 6.2 Consents and Approvals. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation, to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and Governmental Authorities which may be necessary or desirable after the Closing Date to effect the transactions contemplated hereby. Each party will keep the other party apprised of the status of any inquiries made of such party by the DOJ or any other Governmental Authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

         SECTION 6.3 Public Announcements. Softbank Holdings and CustomerONE Holding will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations, provided, however, that Softbank Holdings and CustomerONE Holding will give prior notice to the other party of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

         SECTION 6.4 The Merger. Within a reasonable period of time following the consummation of the Stock Purchases, CustomerONE Holding will effect the Merger by duly filing the Certificate of Merger with the Secretary of State of the State of Delaware, providing for the conversion of each share of Company Common Stock owned by the Minority Stockholders into the right to receive $4.21 per share.

         SECTION 6.5 Professional Fees and Expenses. Softbank Holdings agrees to pay all accounting, legal, consulting and other fees and expenses of the SSG Companies and their affiliates related to this Agreement or the transactions contemplated hereby.

         SECTION 6.6 Brokers' Fees and Commissions. Softbank Holdings will pay any and all fees and commissions payable to any investment banker, broker or finder engaged by Parent, Softbank Holdings, Softbank Europe or the SSG Companies, or any of their respective authorized employees or agents, in connection with the sale of the SSG Companies. CustomerONE Holding will pay any and all fees and commissions payable to any investment banker, broker or finder engaged by CustomerONE Holding or Sub, or their parent corporations or authorized employees or agents, in connection with the Stock Purchases.


                                   ARTICLE VII

                                     CLOSING

         SECTION 7.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") is taking place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, on September 30, 1998 (the "Closing Date").

         SECTION 7.2 Actions of Softbank Holdings, Softbank Europe and the Company at the Closing. Softbank Holdings, Softbank Europe and the Company are causing the following things to occur or be delivered to CustomerONE Holding and Sub in connection with the Closing:

                  (a) Softbank Holdings is delivering all of the certificates representing the Company Common Stock owned by Softbank Holdings and the Company Preferred Stock, accompanied by duly executed stock powers in blank;

                  (b) Softbank Europe is delivering all of the certificates representing the Ivy Group Stock, accompanied by duly executed stock powers in blank;

                  (c) Softbank Holdings and Softbank Europe are delivering to CustomerONE Holding opinions, dated the Closing Date, from Sullivan & Cromwell and Linklaters & Paine, in the forms attached hereto as Exhibits B-1 and B-2, respectively;

                  (d) Softbank Holdings is furnishing CustomerONE Holding with evidence of the payment in full of the Designated Debt and the release of all
(i) pledges, security interests, mortgages and other Liens securing such indebtedness and (ii) pledges, security interests, mortgages and other Liens identified with an asterisk on Section 4.11 of the Disclosure Schedule;

                  (e) Softbank Holdings and Softbank Europe are delivering copies of all exercise notices or cancellation agreements with respect to all options, warrants and other rights to acquire capital stock or otherwise have any equity participation with respect to any of the SSG Companies, regardless of whether such options, warrants or other rights are vested or unvested at the Closing Date;

                  (f) Softbank Holdings is delivering an officer's certificate certifying that, except as otherwise agreed to in writing prior to Closing by CustomerONE Holding, all intercompany accounts of the SSG Companies (other than those accounts between the Company and its wholly-owned Subsidiaries or between Ivy Group and its wholly-owned Subsidiaries) have been eliminated and all accounts payable and accounts receivable between any of the SSG Companies and Parent or any affiliate of Parent (other than the SSG Companies and other than accounts receivable from affiliates of Parent resulting from services rendered by the Company or its wholly-owned Subsidiaries in the ordinary course of business, consistent with past practices with, and on terms that are consistent with those negotiated on an arm's length basis with, unaffiliated third parties) have been repaid in full;

                  (g) Softbank Holdings is entering into an agreement with CustomerONE Holding pursuant to which CustomerONE Holding and the SSG Companies will be permitted to use the name Softbank Services Group and related trademarks and service marks for a period of 180 days after the Closing Date;

                  (h) Softbank Holdings is delivering a duly executed release evidencing that all accrued and unpaid management fees owed by any SSG Company to Parent or affiliates of Parent have been repaid in full and any underlying agreements with respect to such management fees have been cancelled and the SSG Companies have been unconditionally released from any and all liabilities or further obligations thereunder; and

                  (i) Softbank Holdings and Softbank Europe are delivering resignations and releases of all officers and directors of each of the SSG Companies, except such as have been designated in writing by CustomerONE Holding, effective as of the Closing Date.

         SECTION 7.3 Actions of CustomerONE Holding and Sub at the Closing. CustomerONE Holding and Sub are causing the following things to occur or be delivered to Softbank Holdings and Softbank Europe in connection with the
Closing:

                  (a) CustomerONE Holding is delivering to Softbank Holding an opinion, dated the Closing Date, from Weil, Gotshal & Manges LLP, counsel to CustomerONE Holding and Sub, covering the matters set forth in the form of opinion attached hereto as Exhibit C;

                  (b) Sub is delivering the Company Common Stock Consideration and the Company Preferred Stock Consideration in accordance with Section 2.1;

                  (c) CustomerONE Holding is delivering the Ivy Stock Consideration in accordance with Section 2.1;

                  (d) CustomerONE Holding is segregating the Minority Stockholders' Consideration in a separate internal account for payment to the Minority Stockholders in connection with the Merger; and

                  (e) CustomerONE Holding is segregating the Optionholders' Consideration in a separate internal account for payment to the Optionholders.


                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

         SECTION 8.1 Survival of Representations and Warranties. The representations and warranties made in this Agreement shall survive the Closing for 36 months, except for (i) the representations and warranties contained in Sections 4.4(c) and 4.4(d), which shall survive for ten years after the Closing Date, and (ii) the representations and warranties contained in Sections 4.14 and 4.27, which shall survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof, including any extensions or tolling of any applicable statute of limitations as may be requested by any Governmental Authority. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided within the specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

         SECTION 8.2 Limitations on Liability .

                  (a) Notwithstanding any other provision hereof, no Seller Indemnitee will be entitled to indemnification pursuant to Section 8.3(a)(i) unless and until the aggregate amount of Indemnifiable Losses under Section 8.3(a)(i) exceeds $500,000, in which event the Seller Indemnitee will be entitled to indemnification for the entire amount of the Indemnifiable Loss, including the first dollar of such Indemnifiable Loss, up to an aggregate of $7.5 million.

                  (b) Notwithstanding any other provision hereof, no Buyer Indemnitee will be entitled to indemnification pursuant to Section 8.3(b)(i) unless and until the aggregate amount of Indemnifiable Losses under Section 8.3(b)(i) exceeds $500,000, in which event the Buyer Indemnitee will be entitled to indemnification for the entire amount of the Indemnifiable Loss, including the first dollar of such Indemnifiable Loss, up to an aggregate of $7.5 million; provided, however, that the foregoing limitations shall not apply to any breach of any representation or warranty set forth in Section 4.4(c), 4.4(d), 4.14 or 4.27.

         SECTION 8.3 Indemnification.

                  (a) Subject to Sections 8.1 and 8.2, CustomerONE Holding agrees to indemnify, defend and hold harmless Softbank Holdings from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                           (i) any breach of representation or warranty of CustomerONE Holding or Sub under the terms of this Agreement; and

                           (ii) any breach or nonfulfillment of any agreement or covenant of CustomerONE Holding or Sub under the terms of this Agreement.

                  (b) Subject to Sections 8.1 and 8.2, Softbank Holdings agrees to indemnify, defend and hold harmless CustomerONE Holding, Sub and their affiliates from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                           (i) any breach of representation or warranty of Softbank Holdings under the terms of this Agreement; and

                           (ii) any breach or nonfulfillment of any agreement or covenant of Softbank Holdings or Softbank Europe under the terms of this Agreement.

                  (c) Softbank Holdings agrees to indemnify and hold harmless CustomerOne Holding and its affiliates, and the SSG Companies, without regard to
Section 8.2, in respect of any and all Indemnifiable Losses relating to, resulting from or arising out of liability incurred prior to the Closing Date under Title IV of ERISA with respect to any pension plan maintained or contributed to by Softbank Holdings or any corporation, trade or business under common control or treated as a single employer (within the meaning of Section 4001 of ERISA or Section 414 of the Code) with Softbank Holdings with respect to the period prior to the Closing Date.

                  (d) Softbank Holdings agrees to indemnify and hold harmless CustomerONE Holding and its affiliates, and the SSG Companies, without regard to
Section 8.2, in respect of any and all Indemnifiable Losses relating to, resulting from or arising out of the defense and disposition of that certain lawsuit styled Paul F. Seitz v. Upgrade Corporation of America (d/b/a Softbank Services Group) et al. (NY Sup. Ct. (Erie County) (index # 1998\926).

                  (e) Softbank Holdings agrees to indemnify and hold harmless CustomerONE Holding and its affiliates, and the SSG Companies, without regard to
Section 8.2, in respect of any and all Indemnifiable Losses relating to, resulting from or arising out of the pledge by Softbank Holdings of the shares of capital stock of UCA&L to Marine Midland Bank and the termination of such pledge arrangement.

                  (f) Softbank Holdings agrees to indemnify and hold harmless CustomerONE Holding and its affiliates, and the SSG Companies, without regard to
Section 8.2, in respect of any and all Indemnifiable Losses relating to, resulting from or arising out of the failure of Softbank Holdings to deliver consents to assignment of the following real property lease agreement: Lease Agreement dated as of June 29, 1995 by and between Trico Products Corporation and the Company, as amended.

                  (g) Softbank Holdings agrees to indemnify and hold harmless CustomerONE Holding and its affiliates, and the SSG Companies, without regard to
Section 8.2, in respect of any and all Indemnifiable Losses relating to, resulting from or arising out of (i) the Merger or the Company's relationship to any of the Optionholders or Minority Stockholders as such or any person or entity claiming to have been a stockholder or holder of any option or other right to acquire Common Stock prior to closing; provided, however, that the parties acknowledge and agree that the payment of the Minority Stockholders' Consideration to the Minority Stockholders and the Optionholders' Consideration to the Optionholders in accordance with the terms of this Agreement shall not constitute an Indemnifiable Loss; (ii) the exercise by any of the Minority Stockholders of appraisal rights under the DGCL in connection with the Merger or by any Optionholder who subsequently becomes a stockholder by virtue of exercise of options outstanding at the time of Closing who is cashed out in any subsequent merger; and (iii) the necessity to effect a subsequent merger to cash out any Optionholder or Minority Stockholder that was not cashed out in connection with the Merger, including any fees or expenses incurred in connection with preparing and filing any documents relating thereto under the DGCL or otherwise complying with law. To the extent that CustomerONE Holding or any of its affiliates incurs any legal fees, costs or related expenses or other Indemnifiable Losses in connection with eliminating any minority equity interest, or claim of a minority equity interest, in the Company or the entity surviving the Merger that arose as a result of any action of or actual or asserted equity holding in, the Company prior to Closing, Softbank Holding agrees to indemnify and hold harmless CustomerONE Holding and its affiliates as a result thereof without regard to Section 8.2.

                  (h) This Section 8.3 shall not apply to any Indemnifiable Loss to the extent that such Indemnifiable Loss is subject to indemnification under
Section 8.4.

         SECTION 8.4. Tax Indemnification.

                  (a) Softbank Holdings agrees to indemnify and hold harmless CustomerONE Holding and its affiliates (including, after the Closing, the successors to any SSG Companies and all of the SSG Companies), and in each such case their respective directors, officers, employees and agents, from and against any and all Indemnifiable Losses resulting from, arising out of, based on or relating to the SSG Companies' Total Pre-Closing Date Tax Liability if and to the extent that such liability exceeds the sum of (i) all amounts actually paid by any Person (including amounts actually paid by any of the SSG Companies before the Closing, but excluding any amounts paid by CustomerONE Holding, its affiliates, the successors to any SSG Companies and any of the SSG Companies after the Closing) on behalf of any of the SSG Companies to the Internal Revenue Service or to any other tax collecting agency or authority, with respect to the SSG Companies' Total Pre-Closing Date Tax Liability, (ii) the amount of the provision for current Taxes reflected on the Post-Closing Statement and (iii) the amount of any liability reflected on the Post-Closing Statement as a reserve for future tax disputes.

                  (b) Softbank Holdings agrees to indemnify and hold harmless CustomerONE Holding and its affiliates (including, after the Closing, the successors to any SSG Companies and all other SSG Companies), and in each such case their respective directors, officers, employees and agents, from and against any and all Indemnifiable Losses resulting from, arising out of, based on or relating to any and all sales, use or other similar Taxes required to be collected in respect of any Contract during the 12 months following the Closing Date if (i) such Tax is not being collected by any of the SSG Companies in respect of the Contract pursuant to their reliance on an applicable exemption from such Tax, (ii) such exemption from Tax is dependent upon receipt by any of the SSG Companies of a properly executed Exemption Certificate and (iii) within 12 months of the Closing Date, CustomerONE Holding or the successor to the SSG Companies, as applicable, has notified Softbank Holdings that the applicable Exemption Certificate neither is in any of the SSG Companies' nor such successor's existing records or files nor obtainable from the particular customer following reasonable commercial efforts of CustomerONE Holding or the successor to the SSG Companies, to obtain such Exemption Certificate from the customer.

                  (c) Except as otherwise set forth in this Section 8.4, CustomerONE Holding and the successors to any SSG Companies shall indemnify and hold harmless Softbank Holdings and its affiliates and their directors, officers, employees and agents from and against any and all Indemnifiable Losses resulting from, arising out of, based on or relating to, Taxes with respect to the successors to any SSG Companies or any of the SSG Companies for any taxable period beginning after the Closing Date and for the portion of any taxable period beginning before the Closing Date that falls after the Closing Date.

         SECTION 8.5. Advancement of Expenses; Defense of Claims; Insurance and Tax Benefit Adjustment.

                  (a) Notwithstanding any other provision hereof, Softbank Holdings agrees to promptly advance (or in any event within five days) to any Buyer Indemnitee all costs and expenses related to Indemnifiable Losses or any other matter subject to indemnification under clauses (c), (d), (e), (f) or (g) of Section 8.3. If a claim for indemnification or advancement of expenses under any such clause is not paid in full by Softbank Holdings within 60 days after a written claim has been received by Softbank Holdings, the Buyer Indemnitee may at any time thereafter bring suit against Softbank Holdings to recover the unpaid amount of the claim, and if successful in whole or in part, the Buyer Indemnitee shall be entitled to be paid also the expenses of prosecuting such claim.

                  (b) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense; provided, however, that if the Indemnitee is advised by counsel that there is or may be an actual or potential conflict of interest in the event that the Indemnifying Party controls such defense, the Indemnitee may participate in such defense with counsel of its own choosing at the expense of the Indemnifying Party.

                  (c) If, within ten days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 8.5(b), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 8.5(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof (unless the proviso of such sentence is applicable); provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten Business Days after receiving written notice from the Indemnitee or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party will not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation or burden on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten day period. The Indemnifying Party shall have no indemnification obligation with respect to any Third Party Claim which shall be settled or compromised by the Indemnitee without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld; provided, however, that a Third Party Claim may be settled or compromised by the Indemnitee without the prior written consent of the Indemnifying Party (and the Indemnifying Party shall be liable therefor) if the Indemnifying Party shall not have responded in writing to the Indemnitee within five days after notice of any settlement or compromise proposal.

                  (d) A failure to give timely notice or to include any specified information in any notice as provided in Section 8.5(b) or 8.5(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

                  (e) Except as otherwise expressly provided herein, the Indemnifying Party will have a period of 30 days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article VIII.

                  (f) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment related; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                  (g) In the event that any indemnification payment is made under this Article VIII, then, within 30 days after the realization by the recipient of such indemnification payment of any Tax benefit on account of its realization of the Indemnifiable Loss for which the payment was made, such recipient shall pay to the Indemnifying Party the amount of such Tax benefit. For purposes of this Section 8.5(g), a Tax benefit shall be deemed to be realized upon the later of the (i) the date on which income Taxes are due (without regard to any extensions) for the period in which relevant deductions on account of the Indemnifiable Loss may be claimed and (ii) the date on which the indemnification payment is made. The amount and timing of any realization of Tax benefit shall be determined by certification of an officer of the recipient of the indemnification payment.

                  (h) With respect to a Third Party Claim for which Softbank Holdings is the Indemnifying Party, CustomerONE Holding shall, and shall cause the SSG Companies and their directors, officers, partners, employees, agents or representatives to, make available to Softbank Holdings and its representatives all books and records of CustomerONE Holding and the SSG Companies relating to such Third Party Claim and shall render to Softbank Holdings or its representatives such assistance and access to records and the representatives of CustomerONE Holding or the SSG Companies as may be reasonably requested, except that CustomerONE Holding and the SSG Companies shall not be required to make available any books, records, documents or other information that CustomerONE Holding reasonably determines to be confidential or subject to attorney-client privilege unless and until Softbank Holdings shall have entered into such agreements as CustomerONE Holding reasonably deems to be necessary in light of all surrounding circumstances to protect such confidentiality or privilege.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         SECTION 9.1 Amendment and Modification. This Agreement may be amended by a written instrument signed by each of the parties hereto.

         SECTION 9.2 Waiver of Compliance; Consents. Any failure of CustomerONE Holding or Sub, on the one hand, or Softbank Holdings and Softbank Europe, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Softbank Holdings or CustomerONE Holding, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         SECTION 9.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 9.4 Expenses and Obligations. All costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by CustomerONE Holding or Sub (including, without limitation, any fees and expenses required in connection with any filings required under the HSR Act or similar Canadian laws) shall be paid by CustomerONE Holding or the SSG Companies and all costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by any of the SSG Companies, Softbank Holdings or Softbank Europe shall be paid by Softbank Holdings.

         SECTION 9.5 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto, and, nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.6 Tax Matters.

                  (a) Preparation of Tax Returns; Payment of Taxes. (i) (A) Softbank Holdings shall include, or cause to be included, the Company and its Subsidiaries in, and shall file, the United States consolidated federal income Tax return of Softbank Holdings for the taxable period of the Company and its Subsidiaries ending on the Closing Date and (B) Softbank Holdings and Softbank Europe shall include, or cause to be included, the SSG Companies in, and shall file, all other consolidated, combined or unitary Tax returns of Softbank Holdings, Softbank Europe or any of their respective affiliates for the taxable periods of each of the SSG Companies ending on the Closing Date, and shall pay any and all Taxes due with respect to the returns referred to in this clause (i) or clause (ii) below. Softbank

Holdings and Softbank Europe also shall or shall cause each of the SSG Companies to file all other Tax returns of or which include any of the SSG Companies required to be filed (with regard to extensions) on or prior to the Closing Date and shall pay any and all Taxes due with respect to such Tax returns.

                           (ii) Following the Closing, CustomerONE Holding shall
be responsible for preparing or causing to be prepared and filing or causing to be filed all foreign, state and local Tax returns required to be filed by any of the SSG Companies on a separate return basis after the Closing Date and, subject to receiving the payments referred to in the last sentence of this Section 9.6(a)(ii), shall pay the Taxes shown due thereon; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of CustomerONE Holding or any of the SSG Companies to receive indemnification pursuant to any provision in this Agreement. To the extent any Taxes shown as due on such separate returns are indemnifiable by Softbank Holdings or Softbank Europe, CustomerONE Holding shall provide such party and its authorized representatives with copies of each such return at least 15 days prior to its filing and such party shall have the right to review and approve (which approval shall not be unreasonably withheld) such returns prior to the filing thereof. Not later than five days before the due date for payment of Taxes with respect to any such Tax returns, Softbank Holdings and Softbank Europe, jointly and severally, shall pay to CustomerONE Holding an amount equal to that portion of the Taxes shown on such return for which Softbank Holdings or Softbank Europe have an obligation to indemnify CustomerONE Holding pursuant to the provisions of Section 8.4.

                           (iii) For Federal income tax purposes, the taxable
year of each of the SSG Companies shall end as of the close of the Closing Date and, with respect to all other Taxes, CustomerONE Holding, Softbank Holdings and Softbank Europe will, unless prohibited by applicable law, elect with the relevant taxing authority to close the taxable period of each of the SSG Companies as of the close of the Closing Date. None of CustomerONE Holding, Softbank Holdings or Softbank Europe shall take any position inconsistent with the preceding sentence on any Tax return. In any case where applicable law does not permit any of the SSG Companies to close its taxable year on the Closing Date or in any case in which a Tax is assessed as of a date following the Closing Date with respect to a taxable period which incudes the Closing Date, then Taxes if any, attributable to the taxable period of such SSG Company beginning on or before and ending after the Closing Date shall be allocated (A) to Softbank Holdings or Softbank Europe, as applicable, for the period up to and including the Closing Date, and (B) to CustomerONE Holding for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning on or before and ending after the Closing Date shall be made by means of a closing of the books and records of each of the SSG Companies as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

                  (b) Cooperation with Respect to Tax Returns. Softbank Holdings, Softbank Europe and CustomerONE Holding agree to furnish or cause to be furnished to each other, upon request, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance relating to any of the SSG Companies as is reasonably necessary for the filing of any Tax return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided hereunder. CustomerONE Holding and each of the SSG Companies shall retain in their possession all Tax returns, supporting books and records and any other materials that Softbank Holdings or Softbank Europe may reasonably request in writing that might be relevant to computations or payments required after the Closing Date with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has closed. After such period, CustomerONE Holding or any of the SSG Companies may dispose of such materials, provided that prior to such disposition such entity shall give Softbank Holdings and Softbank Europe a reasonable opportunity to take possession of such materials.

                  (c) Tax Audits. (i) Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of any of the SSG Companies for taxable periods ending on or prior to the Closing Date, CustomerONE Holding shall promptly, upon receipt by such entity of notice thereof, inform Softbank Holdings and Softbank Europe thereof. The failure of CustomerONE Holding or their affiliates to timely forward such notification in accordance with the immediately preceding sentence shall not relieve Softbank Holdings or Softbank Europe of their obligations to pay such liability for Taxes except and to the extent that the failure to timely forward such notification actually prejudices the ability of such entity to contest such liability for Taxes or increases the amount of such Taxes.

                           (ii) Softbank Holdings and Softbank Europe shall have
the sole right to represent the interests of any of the SSG Companies in any Tax audit or administrative or court proceeding relating to taxable periods of any of the SSG Companies which end on or before the Closing Date; provided that if the results of such Tax audit or proceeding could reasonably be expected to have a Material Adverse Effect (or a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, businesses, prospects, earnings or operations of CustomerONE Holding) for taxable periods ending after the Closing Date, then there shall be no settlement or closing or other agreement with respect thereto without the consent of CustomerONE Holding, which consent shall not be unreasonably withheld.

                           (iii) Softbank Holdings or Softbank Europe and
CustomerONE Holding jointly shall represent the interests of any of the SSG Companies in any Tax audit or administrative or court proceeding relating to any taxable period of any of the SSG Companies which includes (but does not begin on) the Closing Date. Any disputes regarding the conduct or resolution of any such audit or proceeding shall be resolved in an arbitration to be conducted by the CPA Firm, whose fees shall be borne equally by Softbank Holdings and CustomerONE Holding if the dispute involves the Company or its Subsidiaries and by Softbank Europe and CustomerONE Holding if the dispute involves the Ivy Group or its Subsidiaries. All of the parties shall be bound by the decision of the CPA Firm in such arbitration.

                           (iv) CustomerONE Holding shall have the sole right to
represent the interests of Softbank Holdings, Softbank Europe and any of the SSG Companies in all other Tax audits or administrative or court proceedings relating to any taxable period of any of the SSG Companies that begins on or after the Closing Date.

                  (d) Refund Claims. To the extent any determination of Tax liability of any of the SSG Companies, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to (i) any period which ends on or before the Closing Date or (ii) any period which includes the Closing Date but does not begin on that day, any such refund shall belong to Softbank Holdings or Softbank Europe, as applicable, (provided that in the case of any Tax refund pursuant to clause (iii) of this subparagraph 9.6(d), the portion of such Tax refund which shall belong to such party shall be that portion which bears the same ratio to the total Tax refund attributable to the period as the taxable income for the portion of that period which ends on the Closing Date (determined on the basis of an interim closing of the books) bears to the taxable income for the total period), and CustomerOne Holding shall promptly pay upon receipt thereof any such refund, and the interest actually received thereon, if any, to Softbank Holdings or Softbank Europe, as applicable. Any and all other refunds shall remain the property of CustomerONE Holding. Any payments made under this Section 9.6(d) shall be net of any Taxes payable with respect to such refund, credit or interest thereon. Notwithstanding the foregoing, any refunds of Taxes that were paid by any Person who is an obligor or lessee under any Contract or by any other party shall belong to such party.

                  (e) Excess NOLs. In the event that the amount of the NOLs at the Closing Date exceeds $11.5 million (the existence of which excess, if any, to be certified to CustomerONE Holding by an officer of Softbank Holdings) and CustomerONE Holding shall have utilized all or any portion of such excess to reduce its United States federal income tax liability (such amount in excess of $11.5 million which is actually utilized by CustomerONE Holding after the Closing Date to reduce its United States federal income tax liability less any Corel Damages being referred to herein as the "NOL Excess"), the following provisions shall apply. If the Adjusted Net Working Capital was decreased as a result of capital expenditures of the SSG Companies incurred in the ordinary course of business from June 1, 1998 through September 30, 1998 and funded from working capital (the "Capital Expenditure Impact"), then CustomerONE Holding shall pay to Softbank Holdings an amount equal to the amount of such decrease; provided, however, that any payment required pursuant to this section shall be limited to the amount of the Capital Expenditure Impact and, provided further, that in no event shall CustomerONE Holding be required pursuant to this Section 9.6(e) to pay to Softbank Holdings any amount in excess of the product of the NOL Excess times the Applicable Federal Tax Rate. For purposes of this Section, (A) "Corel Damages" means any loss or damages related to or arising from the failure to collect, after the Closing Date, any accounts receivable owed by Corel Corporation or its affiliates as of the Closing Date or accounts receivable or other amounts arising prior to the second anniversary of the Closing Date in connection with bona fide sales and deliveries of goods by the SSG Companies to Corel Corporation and its affiliates, performance of services by the SSG Companies for Corel Corporation and its affiliates and other business transactions in the ordinary course of business between any of the SSG Companies and Corel Corporation and its affiliates; (B) "Applicable Federal Tax Rate" means the rate, expressed as a percentage, at which income of the SSG Companies is taxed by the United States during the period in which the NOL Excess is realized, and (C) the timing and amount of the utilization of such NOLs shall be determined by certification by an officer of CustomerONE Holding.

                  (f) In any instance in which, pursuant to Section 9.6(e) or
Section 8.5(g) any amount or timing of an item of tax loss, deduction, benefit or attribute is to be certified by an officer of one party, then the other party shall have the right, at its sole cost and expense, to verify the accuracy of such certification by retaining Pricewaterhouse Coopers, L.L.P. (or such other nationally recognized accounting firm mutually agreed to by the parties) to review the calculation and determination of such amount or timing and to confirm the accuracy of such certification. In no event shall the right conferred hereunder be construed to afford either party the right to review, or challenge the accuracy of, the other parties' income tax returns. For purposes of this
Section 9.6(f) and the other provisions of this Agreement to which this Section 9.6(f) relates, the accuracy of the certification of an officer of a party shall be determined taking into account (i) tax returns of such party as filed and
(ii) any adjustments to such returns as finally determined by the relevant administrative or judicial authorities, or by operation of the expiration of any relevant statutory periods for collection of the relevant Taxes.

         SECTION 9.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the second next Business Day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) as follows:

                  (a)      If to CustomerONE Holding or Sub, to:

                           Onex Corporation
                           161 Bay Street, 49th Floor
                           P.O. Box 700
                           Toronto, ON M5J 2S1
                           Attention:  Seth M. Mersky
                           Facsimile No.: 416/362-5765
                           with copies to:

                           Weil, Gotshal & Manges LLP
                           100 Crescent Court, Suite 1300
                           Dallas, Texas  75201
                           Attention:  Mary R. Korby, Esq.
                           Facsimile No.:  214/746-7777

                           Davies Ward & Beck
                           1 First Canadian Place
                           Suite 4400
                           Toronto, Ontario M5X 1B1
                           Attention:  William M. Ainley, Esq.
                           Facsimile No.:  416/863-0871


                  (b)     If to Softbank Holdings or Softbank Europe, to:

                           Softbank Holdings Inc.
                           10 Langley Road
                           Suite 403
                           Newton Center, MA 02159
                           Attention:Ronald Fisher
                           Facsimile No.: 617/928-9301

                           with a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Attention: Stephen Grant, Esq.
                           Facsimile No.: 212/558-3997


         SECTION 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts-of-laws rules thereof.

         SECTION 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         SECTION 9.10 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.11 Entire Agreement. This Agreement and the Disclosure Schedule and Exhibits hereto embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement and the Disclosure Schedule and Exhibits hereto supersede all prior agreements and understandings between the parties with respect to such subject matter.

         SECTION 9.12 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 9.13 Jurisdiction and Venue. The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in the United States District Court for the District of New York, United States of America or, in the absence of jurisdiction, the Supreme Court of New York. Each party waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

         SECTION 9.14 Certain Interpretive Matters. Unless the context otherwise requires, (a) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (d) "or" is disjunctive but not necessarily exclusive and (e) words in the singular include the plural and vice versa. All references to "$" or dollar amounts are to lawful currency of the United States of America.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                          UPGRADE CORPORATION OF AMERICA



                                          By: /s/ MARK BRIGGS
                                             -----------------------------------
                                              Name:
                                                   -----------------------------
                                              Title:
                                                    ----------------------------

                                          SOFTBANK HOLDINGS INC.



                                          By: /s/ RONALD D. FISHER
                                             -----------------------------------
                                              Name: Ronald D. Fisher
                                                   -----------------------------
                                              Title: Director
                                                    ----------------------------


                                          SB HOLDINGS (EUROPE) LTD.



                                          By: /s/ RONALD D. FISHER
                                             -----------------------------------
                                              Name: Ronald D. Fisher
                                                   -----------------------------
                                              Title: Director
                                                    ----------------------------


                                          CUSTOMERONE HOLDING CORPORATION



                                          By: /s/ THOMAS O. HARBISON
                                             -----------------------------------
                                              Name: Thomas O. Harbison
                                                   -----------------------------
                                              Title:
                                                    ----------------------------

                                          SSG ACQUISITION CORP.



                                          By: /s/ THOMAS O. HARBISON
                                             -----------------------------------
                                              Name: Thomas O. Harbison
                                                   -----------------------------
                                              Title:
                                                    ----------------------------